Exhibit (a)(2)(c)

AMENDED AND RESTATED SCHEDULE A TO TRUST INSTRUMENT

GUINNESS ATKINSON FUNDS

SCHEDULE A TO THE

TRUST INSTRUMENT DATED MARCH 6, 1997

List of Funds	Established
Guinness Atkinson Alternative Energy Fund	November 14, 2005
Guinness Atkinson Asia Focus Fund	March 6, 1997
Guinness Atkinson China & Hong Kong Fund	March 6, 1997
Guinness Atkinson Global Energy Fund	May 7, 2004
Guinness Atkinson Global Innovators Fund	June 3, 1998

SmartETFs Asia Pacific Dividend Builder ETF	May 14, 2020
SmartETFs Dividend Builder ETF	May 14, 2020
SmartETFs Smart Transportation & Technology ETF	September 23, 2019
SmartETFs Sustainable Energy ETF II	August 16, 2020

Guinness Atkinson International Dividend Builder ETF	September 8, 2025
Guinness Atkinson Real Assets Income ETF	September 8, 2025
Guinness Atkinson U.S. Dividend Builder ETF	September 8, 2025

Current as of September 8, 2025